SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
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                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934

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                        Commission File Number: 0-22080

                           MULTI-MARKET RADIO, INC.
            (Exact name of registrant as specified in its charter)


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                       150 East 58th Street, 19th Floor
                           New York, New York 10155
                                (212) 407-9191
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


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                Class A Common Stock, par value $.01 per share
                          Redeemable Class A Warrants
                          Redeemable Class B Warrants
  Units, each consisting of one share of Class A Common Stock, one Redeemable
              Class A Warrant and one Redeemable Class B Warrant
           (Title of each class of securities covered by this Form)

                                     None
     (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


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     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)  [X] Rule 12g-4(a)(2)(ii) [ ]  Rule 12h-3(b)(2)(i) [ ]
Rule 12g-4(a)(1)(ii) [ ] Rule 12h-3(b)(1)(i)  [ ]  Rule 12h-3(b)(2)(ii)[ ]
Rule 12g-4(a)(2)(i)  [ ] Rule 12h-3(b)(1)(ii) [ ]  Rule 15d-6          [ ]


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Approximate number of holders as of the certification or notice date: One.


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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Multi-Market Radio, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




Date: November 22, 1996              By:   /s/  Robert F.X. Sillerman
                                          -----------------------------
                                          Name:  Robert F. X. Sillerman
                                          Title: Chairman and President